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                    May 12, 2022

       Fredrik Westin
       Chief Financial Officer
       Autoliv, Inc.
       Klarabergsviadukten 70, Section B7
       Box 70381
       Stockholm, Sweden SE-107 24

                                                        Re: Autoliv, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 22,
2022
                                                            File No. 001-12933

       Dear Mr. Westin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing